                                                                       EXHIBIT 1

                       Fifth Amendment to Rights Agreement

     This Fifth Amendment (this "Amendment") dated as of December 15, 1999 to the Rights Agreement (the "Rights Agreement") dated as of July 20, 1993 between Vencor, Incorporated, a Delaware corporation, now known as Ventas, Inc. (the "Company"), and National City Bank, Rights Agent, a national banking association existing under the laws of the State of Ohio (the "Rights Agent"), as amended by the First Amendment to Rights Agreement, dated as of August 11, 1995, as amended by the Second Amendment to the Rights Agreement, dated as of February 1, 1998, as amended by the Third Amendment to the Rights Agreement, dated as of July 27, 1998, and as amended by the Fourth Amendment to Rights Agreement, dated as of April 15, 1999 (as amended, the "Rights Amendment"). All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

     WHEREAS, the Board of Directors of the Company declared a dividend of one preferred stock purchase right for each share of Common Stock outstanding as of the close of business on August 1, 1993; and

     WHEREAS, each currently issued and outstanding share of the Common Stock entitles the holder thereof to one Right; and

     WHEREAS, each of the Rights is currently represented only by the share of Common Stock entitled to such Right; and

     WHEREAS, Section 27 of the Rights Agreement provides that the Company may amend the Rights Agreement without the approval of any holders of Rights Certificates in order, among other things, to correct or supplement any provision in the Rights Agreement, to cure any ambiguity or to make any other provisions with respect to the Rights which the Company may deem necessary or desirable; and

     WHEREAS, the Board of Directors of the Company has deemed it necessary and desirable to amend the Rights Agreement as set forth in this Amendment.

     NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged the Company and the Rights Agent hereby agree as follows:

     1. Section 1(a). The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is hereby amended by deleting it in its entirety and amending it to read as follows:

     "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 9.9% or more of the then outstanding shares of Common Stock (other than as a result of a Permitted Offer (as hereinafter defined) or becomes such a Beneficial Owner at any time after the date hereof, whether or not such Person continues to be the Beneficial Owner of 9.9% or more of the then outstanding shares of Common Stock. Notwithstanding the foregoing, (A) the term 'acquiring person' shall not include:

               (i) the Corporation;

               (ii) any Subsidiary of the Corporation;

               (iii) any employee benefit plan of the Corporation or of any Subsidiary of the Corporation;

               (iv) any Person or entity organized, appointed or established by the Corporation for or pursuant to the terms of any such plan;

               (v) any Person who or which, together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 9.9% or more of the then outstanding shares of Common Stock, as a result of the acquisition of shares of Common Stock directly from the Corporation;

               (vi) any Person who or which, together with all Affiliates and Associates of such Person, was the Beneficial Owner of 9.9% or more of the outstanding shares of Common Stock on February 1, 1998, until such time thereafter as any such Person shall become the Beneficial Owner of any additional shares of Common Stock (other than by means of a stock dividend or stock split); provided, however, that this clause (vi) shall cease to apply to any Person who was the Beneficial Owner of 9.9% or more of the outstanding shares of Common Stock on February 1, 1998, but who shall subsequently become, for any reason, including as a result of the issuance by the Company of additional shares of Common Stock, the Beneficial Owner of less than 9.9% of the outstanding shares of Common Stock;

               (vii) Franklin Mutual Advisers, Inc., an investment adviser registered under the Investment Advisers Act of 1940, together with all Affiliates and Associates of Franklin Mutual Advisors, Inc. (collectively, "FMAI") and any other person who would constitute along with FMAI or any of its advisory clients, a "group" as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, the

"FMAI Group"), until such time hereafter as the FMAI Group shall become the Beneficial Owner in the aggregate of more than 14.9% of the then outstanding shares of Common Stock;

               (viii) The Baupost Group, L.L.C., an investment adviser registered under the Investment Advisers Act of 1940, together with all Affiliates and Associates of The Baupost Group, L.L.C. (collectively, "TBG") and any other person who would constitute along with TBG or any of its advisory clients, a "group" as that term is used for purposes of Section 13(d)(3) of the Exchange Act (collectively, the "TBG Group"), until such time hereafter as the TBG Group shall become the Beneficial Owner in the aggregate of more than 14.9% of the then outstanding shares of Common Stock; and

               (ix) Cohen & Steers Management, Inc., an investment adviser registered under the Investment Advisers Act of 1940, together with all Affiliates and Associates of Cohen & Steers Management, Inc. (collectively, "Cohen & Steers") and any other person who would constitute along with Cohen & Steers or any of its advisory clients, a "group" as that term is used for purposes of Section 13(d)(3) of the Exchange Act (collectively, the "Cohen & Steers Group"), until the earlier of such time hereafter as the Cohen & Steers Group shall become the Beneficial Owner in the aggregate of more than 10.1% of the then outstanding shares of Common Stock, and March 31, 2000; and

          (B) no Person shall be deemed to be an 'Acquiring Person' either (x) as a result of the acquisition of shares of Common Stock by the Corporation which, by reducing the number of shares of Common Stock outstanding, increases the proportional number of shares beneficially owned by such Person; except that if (i) a Person would become an Acquiring Person (but for the operation of this subclause (x)) as a result of the acquisition of shares of Common Stock by the Corporation and (ii) after such share acquisition by the Corporation, such Person becomes the Beneficial Owner of any additional shares of Common Stock, then such Person shall be deemed an Acquiring Person or (y) if (i) within 5 days after such Person would otherwise have become an Acquiring Person (but for the operation of this subclause (y)), such Person notifies the Board of Directors that such Person did so inadvertently and (ii) within 2 days after such notification, such Person is the Beneficial Owner of less than 9.9% of the outstanding shares of Common Stock or, in the case of the FMAI Group, is the Beneficial Owner of 14.9% or less of the outstanding shares of Common Stock or, in the case of the TBG Group, is the Beneficial Owner of 14.9% or less of the outstanding shares of Common Stock."

     2. Section 1(d). The definition of "Beneficial Owner" set forth in Section 1(d) of the Rights Agreement is hereby amended by deleting it in its entirety and amending it to read as follows:

     (d) A Person shall be deemed the "Beneficial Owner" of and shall be deemed to "beneficially own" any securities:

               (i) which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly;

               (ii) which such Person or any of such Person's Affiliates or Associates has: (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1)(x) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under Exchange Act and (y) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report) or (2) arises solely from actions of such Person which are within the exemption set forth in paragraph (b)(1) of Rule 14a-2 under the Exchange Act (or any comparable or successor provision); or

               (iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) relating to the acquisition, holding, voting (except to the extent contemplated by the proviso to Section 1(d)(ii)(B)) or disposing of any securities of the Corporation.

          Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase "then outstanding," when used with reference to a Person's Beneficial Ownership of securities of the Corporation, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.

          Notwithstanding anything in this definition of Beneficial Ownership to the contrary, from and after the first occurrence of any Section 11(a)(ii) or any Section 13 event, (i) an Acquiring Person or an Affiliate or Associate of an Acquiring Person, (ii) a transferee of an Acquiring Person (or of any Affiliates or Associate thereof) who becomes a transferee after the Acquiring Person becomes such or (iii) a transferee of an Acquiring Person (or of any Affiliate or Associate thereof) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom the Acquiring Person has a continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer which the Board of Directors of the Corporation has determined is part of a plan, arrangement or understanding which has a as a primary purpose or effect the avoidance of
Section 7(e), shall not be deemed the Beneficial Owner of any securities directly or indirectly related to any Rights beneficially owned, which Rights shall become null and void in accordance with Section 7(e) upon the occurrence of any Section 11(a)(ii) or Section 13 Events.

          Notwithstanding anything in this definition of a Beneficial Owner to the contrary, a Person shall not be deemed to be the Beneficial Owner of, or to beneficially own, securities designated as "Excess Shares" under the Corporation's Certificate of Incorporation.

     3. Section 3(d). Section 3(d) of the Rights Agreement is hereby amended by deleting the legend set forth in Section 3(d) in its entirety and amending it to read as follows:

     "This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between Vencor, Incorporated (now known as Ventas, Inc.) and National City Bank, Rights Agent, dated as of July 20, 1993, as amended by the First Amendment to Rights Agreement dated as of August 11, 1995, the Second Amendment to Rights Agreement, dated as of February 1, 1998, the Third Amendment to Rights Agreement, dated as of July 27, 1998, the Fourth Amendment to Rights Agreement, dated as of April 15, 1999 and the Fifth Amendment to Rights Agreement, dated as of December 15, 1999 (as so amended, the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Ventas, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Ventas, Inc. will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by any Person who is or becomes an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) and certain related persons, whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void."

     4. Exhibit II to Rights Agreement. Exhibit II to the Rights Agreement shall be deleted in its entirety and replaced with a new Exhibit II, attached to this Amendment as Annex A.

     5. Governing Law. This amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     6. Counterparts. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.


VENTAS, INC.


By: /s/ T. Richard Riney                By: /s/ Debra A. Cafaro
    ------------------------------          ------------------------------
    Name:  T. Richard Riney                 Name:  Debra A. Cafaro
    Title: Vice President,                  Title: President and Chief
           General Counsel                         Executive Officer
           and Secretary

NATIONAL CITY BANK, AS RIGHTS AGENT


By: /s/ J. Dean Presson                 By: /s/ Sherry L. Damore
    ------------------------------          ------------------------------
    Name:  J. Dean Presson                  Name:  Sherry L. Damore
    Title: Vice President                   Title: Vice President

(Annex A)
                                                                      EXHIBIT II

UNDER CERTAIN CIRCUMSTANCES AS PROVIDED IN THE RIGHTS AGREEMENT DATED AS OF JULY 20, 1993, AMONG VENCOR, INCORPORATED (NOW KNOWN AS VENTAS, INC.) AND NATIONAL CITY BANK, AS RIGHTS AGENT (THE "RIGHTS AGREEMENT"), AS THE SAME MAY BE AMENDED FROM TIME TO TIME, RIGHTS ISSUED TO OR BENEFICIALLY OWNED BY A PERSON WHO IS OR BECOMES AN ACQUIRING PERSON (OTHER THAN PURSUANT TO A PERMITTED OFFER) OR AN ASSOCIATE OR AFFILIATE OF SUCH ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) OR, UNDER CERTAIN CIRCUMSTANCES, TRANSFEREES THEREOF, WILL BECOME NULL AND VOID AS PROVIDED IN SECTIONS 7(E) AND 11(A)(II) OF THE RIGHTS AGREEMENT AND THEREAFTER MAY NOT BE TRANSFERRED TO ANY PERSON.

                          SUMMARY OF RIGHTS TO PURCHASE
                     SERIES A PARTICIPATING PREFERRED STOCK

     On July 20, 1993, the Board of Directors of Vencor, Incorporated, a Delaware corporation, now known as Ventas, Inc. (the "Company"), declared a dividend of one Preferred Stock Purchase Right (the "Right") for each outstanding share of Common Stock ("Common Stock") of the Company. The dividend is payable to holders of record of Common Stock at the close of business on August 1, 1993 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock of the Company ("Preferred Stock") at a Purchase Price of $110. The terms and conditions of the Rights are contained in a Rights Agreement dated as of July 20, 1993 between the Company and National City Bank, as Rights Agent, as amended by the First Amendment (as defined herein), the Second Amendment (as defined herein), the Third Amendment (as defined herein), the Fourth Amendment (as defined herein) and the Fifth Amendment (as defined herein) (as so amended, the "Rights Agreement"). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Rights Agreement.

     As discussed below, initially the Rights will not be exercisable, certificates for the Rights will not be issued, and the Rights will automatically trade with the Common Stock.

     Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding and no separate Rights certificates will be distributed. Until the earlier to occur of (i) the first date (the "Stock Acquisition Date") of a public announcement that, without the prior approval of the Company (which approval is prohibited under certain circumstances as described below), (A) a person or group of Affiliated or Associated persons has acquired, or obtained the right to acquire Beneficial Ownership of securities having 9.9% or more of the voting power of all outstanding voting securities of the Company, (B) Franklin Mutual Advisers, Inc., together with all Affiliates and Associates of Franklin Mutual Advisors, Inc. (collectively, "FMAI") and any other person who would constitute along with FMAI or any of its advisory clients, a "group" as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (collectively, the "FMAI Group"), has become the Beneficial Owner in the aggregate of securities having more than 14.9% of the voting power of all outstanding voting securities of the Company, (C) The Baupost Group, L.L.C., together with all Affiliates and Associates of The Baupost Group, L.L.C. (collectively, "TBG") and any other person who would constitute along with TBG or any of its advisory clients, a "group" as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (collectively, the "TBG Group"), has become the Beneficial Owner in the aggregate of securities having more than 14.9% of the voting power of all outstanding voting securities of the Company or (D) prior to March 31, 2000, Cohen & Steers Management, Inc., together with all Affiliates and Associates of Cohen & Steers Management, Inc. (collectively, "Cohen & Steers") and any other person who would constitute along with Cohen & Steers or any of its advisory clients, a "group" as that term is used for purposes of
Section 13(d)(3) of the Securities Exchange Act (collectively, the "Cohen & Steers Group"), has become the Beneficial Owner in the aggregate of securities having more than 10.1% of the voting power of all outstanding voting securities of the Company, and anytime thereafter has become the Beneficial Owner in the aggregate of securities having more than 9.9% of the voting power of all outstanding voting securities of the Company (each of (A) (B), (C) and (D), an "Acquiring Person") or (ii) ten days (unless such date is extended by the Board of Directors of the Company) following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group of related persons becoming an Acquiring Person (the earlier of such dates being called the "Rights Distribution Date"), the Rights will be evidenced by the Common Stock certificates. Until the Rights Distribution Date, the Rights will be transferred only with Common Stock certificates. New Common Stock certificates issued after the Rights Distribution Date upon transfer or new issuance of the Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption, exchange, or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Rights Distribution Date will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights (each a "Rights Certificate") will be mailed to holders of record of the Common Stock as of the close of business on the Rights Distribution Date, and the separate Rights Certificates alone will evidence the Rights.

     The Rights will not be exercisable until the Rights Distribution Date. The Rights will expire on the earliest of (i) the close of business July 19, 2003;
(ii) consummation of a merger transaction with a person or group who acquired Common Stock pursuant to a Permitted Offer, and is offering in the merger the same form of consideration, and not less than the price per share, paid pursuant to the Permitted Offer; (iii) redemption by the Company as described below; or
(iv) or exchange by the Company as described below.

     The Purchase Price payable, and the number of shares of Preferred Stock or other securities issuable, upon exercise of the Rights will be subject to an adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock, certain convertible securities or securities having rights, privileges and preferences the same as, or more favorable than, the Preferred Stock at less than the current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness, cash (excluding regular quarterly cash dividends out of earnings or retained earnings), assets (other than a dividend payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     In the event that, after the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such, the Company is involved in a merger or other business combination transaction in which the Common Stock is exchanged or changed (other than a merger with a person or group who acquired Common Stock pursuant to a Permitted Offer and is offering in the merger not less than the price paid pursuant to the Permitted Offer and the same form of consideration paid in the Permitted Offer), or 50% or more of the Company's assets or earning power are sold (in one transaction or a series of transactions), proper provision shall be made so that each holder of a Right (other than such Acquiring Person) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company (or, in the event that there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of such transaction would have a market value of two times the exercise price of the Right (such right being called the "Flip-over").

     In the event that an Acquiring Person becomes such, proper provision shall be made so that each holder of a Right for a 60 day period thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right, to the extent available, and then (after all authorized and unreserved shares of Common Stock have been issued) a common stock equivalent (such as Preferred Stock or another equity security with at least the same economic value as the Common Stock) having a market value of two times the exercise price of the Right, with Common Stock to the extent available being issued first (such right being called the "Flip-in").

     The holder of a Right will continue to have the Flip-over whether or not such holder exercises the Flip-in. Upon an Acquiring Person becoming such (other than pursuant to a Permitted Offer), any rights that are issued to or Beneficially Owned by such Acquiring Person or, under certain circumstances, transferees hereof, shall become null and void and thereafter may not be transferred to any person.

     With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractions of shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.

     At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $.01 in cash per Right (the "Redemption Price"), which redemption shall be effective upon the action of the Board of Directors of the Company in the exercise of its sole discretion. Additionally, the Company may, following the Stock Acquisition Date, redeem the then outstanding Rights in whole, but not in part, at the Redemption Price, following an event giving rise to, and the expiration of the exercise period for, the Flip-in, provided that redemption is prior to an event giving rise to the Flip-over, either (i) in connection with a merger or other business combination transaction or series of transactions involving the Company in which all holders of Common Stock are treated alike but not involving (other than as a holder of Common Stock being treated like all other such holders) an Acquiring Person or (ii) if and for as long as the Acquiring Person is not thereafter the Beneficial Owner of 9.9% of the shares of Common Stock, or in the case of FMAI Group, the Beneficial Owner of more than 14.9% of the shares of Common Stock, or in the case of the TBG Group, the Beneficial Owner of more than 14.9% of the shares of Common Stock and, at the time of redemption, no other persons are Acquiring Persons. Upon the effective date of redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The Board of Directors of the Company may, at its option, at any time after any person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights for Common Shares at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Record Date. Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any such subsidiary, or any entity holding Common Shares for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such person, becomes the Beneficial Owner of 50% or more of the Common Shares then outstanding. Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights, and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of Common Shares equal to the number of such Rights held by such holder.

     Prior to a person becoming an Acquiring Person the Board of Directors of the Company may amend the Rights Agreement without approval of the holders of the Rights in order to cure any ambiguity, to correct or supplement any provision contained in the Rights Agreement, to make any other provisions with respect to the Rights that the Company may deem necessary or desirable. After the time a person becomes an Acquiring Person, the provisions of the Rights Agreement may only be amended by the Board of Directors to make changes that do not adversely affect the interests of holders of Rights.

     The Preferred Stock purchasable upon exercise of the Rights will be nonredeemable and junior to any other series of preferred stock the Company may issue (unless otherwise provided in the terms of such stock). Each share of Preferred Stock will have a preferential quarterly dividend in an amount equal to 100 times the dividend declared on each share of Common Stock, but in no event less that $1.00. In the event of liquidation, the holders of Preferred Stock will receive a preferred liquidation payment equal to $100 per share, plus an amount equal to accrued and unpaid dividends thereon to the date of such payment. Each share of Preferred Stock will have 100 votes, voting together with the shares of Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Common Stock. The Company shall not be required to issue fractions of a share of Preferred Stock.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. The Company shall not be required to issue fractions of Rights.

     The Rights will have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. However, the Rights should not interfere with any tender offer or merger approved by the Company (other than with an Acquiring Person) because the Rights (i) do not become exercisable in the event of a Permitted Offer and expire automatically upon the consummation of a merger in which the form of consideration is the same as, and the price is not less than the price paid in, the Permitted Offer and (ii) are redeemable and exchangeable in connection with an approved merger which all holders of the Common Stock are treated alike.

     A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as Exhibit 1 to a Registration Statement on Form 8-A filed on July 21, 1993.

     As of August 11, 1995, the Rights Agreement was amended (the "First Amendment") and filed with the Securities and Exchange Commission (the "SEC") as
Exhibit II to Form 8-A/A on August 11, 1995. The First Amendment amended Exhibit II of the Rights Agreement ("Exhibit II") to correct and clarify any ambiguities contained in the Summary of Rights to Purchase Series A Participating Preferred Stock (this "Summary").

     As of February 1, 1998, the Rights Agreement was amended (the "Second Amendment") and filed with the SEC as Exhibit 1 to the Form 8-A/A of the Company on February 1, 1998. The Second Amendment lowered the Acquiring Person threshold to 9.9% (other than for persons already owning 9.9%), clarified certain ambiguities contained in the Rights Agreement and made conforming changes to this Summary.

     As of July 27, 1998, the Rights Agreement was amended (the "Third Amendment") and filed with the SEC as Exhibit 1 to the Form 8-A/A of the Company on July 27, 1998. The Third Amendment excluded the FMAI Group from the definition of Acquiring Person until such time as the FMAI Group becomes the Beneficial Owner of more than 14.9% of the outstanding shares of Common Stock of the Company and made conforming changes to this Summary.

     As of April 15, 1999, the Rights Agreement was amended (the "Fourth Amendment") and filed with the SEC as Exhibit 1 to the Form 8-A/A of the Company on April 19, 1999. The Fourth Amendment excluded the TBG Group from the definition of Acquiring Person until such time as the TBG Group becomes the Beneficial Owner of more than 14.9% of the outstanding shares of Common Stock of the Company and made conforming changes to this Summary.

     As of December 15, 1999, the Rights Agreement was amended (the "Fifth Amendment") and filed with the SEC as Exhibit 1 to the Form 8-A/A of the Company on December 22, 1999. The Fifth Amendment excluded the Cohen & Steers Group from the definition of Acquiring Person until the earlier of such time as the Cohen & Steers Group becomes the Beneficial Owner of more than 10.1% of the outstanding shares of Common Stock of the Company and March 31, 2000, and made conforming changes to this summary. The Fifth Amendment also formalized the Board of Directors' interpretation of the Rights Agreement that any shares designated as "Excess Shares" under the Company's certificate of incorporation, are not counted as "beneficially owned" for purposes of the Rights Agreement.

     The foregoing summary of certain terms of the Rights and the Rights Agreement, as amended, is qualified in its entirety by reference to the Rights Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment. A copy of the Rights Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment are available free of charge from the Company by written request, Ventas, Inc., 4360 Brownsboro Road, Suite 115, Louisville, Kentucky 40207-1642, Attention: Corporate Secretary. This summary description of the Rights, the Rights Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended from time to time, which is incorporated in this summary description by reference.


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